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Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
S.Y. Bancorp, Inc.

We consent to incorporation by reference in registration statement numbers 33-22885, 33-96740, 33-96742 and 333-30530 on Form S-8 and 33-96744 on Form S-3 of S.Y. Bancorp, Inc. of our report dated January 18, 2001, relating to the consolidated balance sheets of S.Y. Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the 2000 annual report on Form 10-K of S.Y. Bancorp, Inc.

                      /s/ KPMG LLP

Louisville, Kentucky
March 22, 2001

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CONSENT OF INDEPENDENT AUDITORS